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                                                                    Exhibit 5.1

                     [Letterhead of Hogan & Hartson L.L.P.]

                                  July 17, 2000

Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City, Arlington, Virginia  22202

Ladies and Gentlemen:

                  We are acting as counsel to Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of up to 504,543 shares of the Company's common stock, par value $.01 per share (the "Shares"), by certain shareholders of the Company (the "Selling Stockholders") and to be offered for sale by the Selling Stockholders if and to the extent that they elect to sell their Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. Stock Purchase Agreement, dated as of November 23, 1999, among Consolidated Engineering Services, Inc., New England Mechanical Services, Inc. and Charles P. Reagan, Dana R. Finnegan, Daniel B. Bourbeau, Lawrence G. Fontaine, Paul C. Gray, Gary L. Picco and Dennis W. Tetreault (the "NEMSI Purchase Agreement").

         3. Stock Purchase Agreement, dated as of June 14, 2000, among Consolidated Engineering Services, Inc. and John C. Illingworth, Richard F. Illingworth, Michael F. Mamayek and Ronald J. Lemke (the "Illingworth Purchase Agreement").


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         4.       Stock Purchase Agreement, dated as of July 12, 2000, among
                  Consolidated Engineering Services, Inc., Hayes Mechanical Services, Inc., and Richard J. Mooney and John D. Mooney (the "Hayes Purchase Agreement," together with the NEMSI Purchase Agreement and the Illingworth Purchase Agreement, the "Purchase Agreements").

         5. An executed copy of the Registration Rights Agreement, dated as of June 14, 2000, between the Company and John C. Illingworth Michael F. Mamayek and Ronald J. Lemke.

         6. An executed copy of the Registration Rights Agreement, dated as of November 29, 1999, between the Company and Charles P. Reagan.

         7. An executed copy of the Registration Rights Agreement, dated as of July 12, 2000, between the Company and Richard J. Mooney and John D. Mooney.

         8. The Amended and Restated Articles of Incorporation (the "Articles") of the Company, as certified by the Department of Assessments and Taxation of the State of Maryland on June 23, 2000 and by the Secretary of the Company on the date hereof as then being complete, accurate, and in effect.

         9. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         10. An executed copy of the Rights Agreement (the "Rights Agreement"), dated as of December 2, 1998, between the Company and First Union National Bank, as rights agent (the "Rights Agent").

         11. Resolutions of the Board of Directors of the Company adopted at meetings on November 16, 1999, April 18, 2000 and June 7, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among

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                  other things, the issuance and sale of the Shares and
                  arrangements in connection therewith.

         12. Resolutions of the Board of Directors of the Company adopted at a meeting held on December 2, 1998, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect, authorizing, among other things, the distribution of the Rights to holders of record of the Company's common stock, par value $.01 per share, as of the close of business on December 14, 1998, the appointment of First Union National Bank as Rights Agent, and the listing of the Rights on the Exchange.

                  In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming that at the time the Shares were issued, the Company received the consideration therefor specified in the Purchase Agreements and in the resolutions of the Board of Directors referred to in Paragraph 11 above, the Shares are validly issued, fully paid, and nonassessable.

                  The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Maryland law.

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                  This opinion letter has been prepared for your use in
connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                      Very truly yours,


                                                      /s/ Hogan & Hartson L.L.P.
                                                      HOGAN & HARTSON L.L.P.

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